EXHIBIT 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 1, 2009 by and between Todd R. Peters, a natural person (“Executive”), and ATC Technology Corporation, a Delaware corporation (“ATC”).  As used herein, the “Company” refers to ATC and/or any direct or indirect subsidiary of ATC.  The parties hereto agree as follows:

1.         Employment and Term.

(a)         Full Time and Best Efforts.  Subject to the terms set forth herein, the Company agrees to employ Executive in a management capacity and Executive hereby accepts such employment.  During the term of employment, Executive will devote Executive’s full time, best efforts and attention to the performance of Executive’s duties hereunder and to the business and affairs of the Company.

(b)         Duties.  Executive shall perform such duties for the Company as are customarily associated with a management position, consistent with the Bylaws of the Company and as required by the officer or officers to whom Executive reports.

(c)         Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

(d)         Term.  The initial term of employment of Executive under this Agreement shall begin as of the date hereof and end on the third anniversary the date hereof, subject to the provisions for termination contained in Section 5 and renewal contained in Section 1(e).

(e)         Renewal.  Unless the Company shall have given Executive notice that this Agreement shall not be renewed at least 30 days prior to the end of the initial term referred to in Section 1(d), the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period.

2.         Compensation and Benefits.

(a)         Salary.  Executive shall receive for services to be rendered hereunder an annual base salary of $450,000, payable on the Company’s regular payroll dates, subject to increase at the discretion of the Company, and subject to standard withholdings for taxes and social security and the like.  The Company shall review Executive’s salary on a periodic basis and may, in its sole discretion, increase Executive’s salary.

(b)         Incentive Plans.  During the term hereof, Executive shall be eligible to participate in any annual incentive bonus plan and long-term incentive plan (including, without limitation, any stock incentive plan) of the Company generally available to Company employees of a level comparable to Executive.  Such participation shall be subject to and on a basis consistent with the terms, conditions and administration of any such plan.  Executive understands that (i) the Company shall have discretion to determine Executive’s level of participation in any such plan, and (ii) any such plan may be modified or eliminated in the Company’s sole discretion in accordance with applicable law and the terms of such plan.

(c)         Participation in Benefit Plans.  During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability, retirement income or similar plan or program of the Company to the extent that Executive is eligible under the general provisions thereof.  The Company may, in its discretion and from time to time, establish additional management benefit programs as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company’s discretion in accordance with applicable law.

(d)         Vacation.  Executive shall be entitled to an initial period of annual paid vacation time of five weeks and hereafter the annual period will be adjusted based on the Company’s policies and procedures.  The days selected for Executive’s vacation must be mutually agreeable to the Company and Executive.

3.         Perquisites.

(a)         Financial Planning/Club Dues Allowance.  During each calendar year during the term hereof, Executive will receive an annual financial planning/club dues allowance equal to 3% of Executive’s base salary paid during such year, subject to applicable withholding.

(b)         Automobile.  Executive shall be entitled to an annual automobile allowance of $18,000, subject to applicable withholding.

4.         Business Expenses.  Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of duties hereunder.

5.         Termination of Employment.  The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”  All capitalized terms used in this Section 5 without definition will have the meanings set forth in Section 5(j).

(a)         Termination for Cause.  The Company may terminate Executive’s employment at any time for Cause immediately upon written notice to Executive of the circumstances leading to such termination for Cause.  If Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued salary through the Termination Date (which in this event shall be the date upon which notice of termination is given) and the Earned Benefits.  The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for Cause.

(b)         Voluntary Termination.  Executive may voluntarily terminate employment with the Company at any time upon 30 days’ prior written notice.  Within ten days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits, after which no further compensation of any kind or severance payment will be payable under this Agreement.

(c)         Termination Upon Disability.  The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of Executive’s position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for three consecutive months within any six-month period.  Within ten days after the Termination Date, which in this event shall be the date upon which notice of termination is given, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits, after which no further compensation will be payable under this Agreement.  The foregoing shall not affect any rights that Executive may have under applicable workers’ compensation laws or any disability plan of the Company.

(d)         Termination Without Cause.  The Company may terminate Executive’s employment without Cause at any time upon 30 days’ prior written notice.  Executive will be deemed to have been terminated without Cause if the Company elects not to renew this Agreement pursuant to Section 1(e).  Within ten days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.  In addition

(i)        Through the second anniversary of the Termination Date the Company will offer continued medical-related insurance coverage (including, as applicable, health, dental, vision and/or cancer) to Executive at the levels and at the rates applicable from time to time to comparable active employees of the Company.  COBRA continuation coverage eligibility shall commence as of the day following the second anniversary of the Termination Date.  Notwithstanding the above, coverage under the Company’s group medical plan shall cease on the date (A) Executive fails to pay the required premium on time, (B) Executive becomes eligible for coverage under Medicare or the group health plan of any other employer, or (C) the Company terminates its group medical plan as to all its employees.

(ii)       The Company shall pay Executive as severance the following:

(A)  If the Termination Date occurs other than within 18 months after a Change in Control, an amount equal to 200% of the sum of (x) Executive’s annual base salary as in effect immediately prior to the Termination Date plus (y) Executive’s target bonus under the IC Plan for the Termination Year.  The severance shall be paid in equal installments on each of the Company’s regular payroll dates during the 24-month period commencing on the first such payroll date following the Termination Date (subject to Section 5(h)).

(B)      If the Termination Date occurs within 18 months after a Change in Control, an amount equal to (x) 200% of the sum of (1) Executive’s annual base salary as in effect immediately prior to the Termination Date plus (2) Executive’s target bonus under the IC Plan for the Termination Year, plus (y) the Pro Forma Bonus.  The severance shall be paid in a single lump sum within ten days after the Termination Date; provided, however, that if the Change in Control is not also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) with respect to ATC, the Company will pay the severance described in this Section 5(d)(ii)(B) in substantially equal installments during the 24-month period immediately following the Termination Date in accordance with the Company’s regular payroll practices.

    (iii)  The Company will pay up to $25,000 of the cost of an executive level individualized career transition program through a professional outplacement firm selected by the Company if such program is initiated within 30 days after the Termination Date.

If Executive dies after the Termination Date, the payment or payments due thereafter under Section 5(d)(ii)(A) or (B) shall be made to Executive’s estate but the benefits provided in Sections 5(d)(i) and (iii) shall terminate as of the date of death.  As a condition to receiving the payments and benefits provided by this Section 5(d) (other than payment for all accrued salary through the Termination Date and the Earned Benefits, which shall be payable in any case), Executive shall execute and deliver to the Company on the Termination Date a general release in the form attached hereto as Exhibit A.

(e)         Good Reason.  If the Company (i) materially diminishes Executive’s duties, authority, responsibility or base salary without performance justification, or (ii) materially breaches this Agreement (any such event being a “Good Reason Event”), Executive may terminate employment if (A) Executive has given written notice to the Company of the existence of the Good Reason Event no later than 90 days after its initial existence, (B) the Company has not remedied such Good Reason Event in all material respects within 30 days after its receipt of such written notice, and (C) Executive terminated employment within one year following the initial existence of such Good Reason Event.  A termination in such circumstances shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(d).

(f)         No Other Payments or Benefits.  Except as otherwise expressly provided in this Agreement, (i) after the Termination Date Executive will not be entitled to any payments from the Company and (ii) on the Termination Date Executive’s participation in and coverage under the Company’s benefit programs (including the ATC Retirement Savings Plan (i.e., the 401(k) plan) and the Company’s group life and disability insurance plans) shall cease; provided that Executive shall retain any right to convert to individual coverage as permitted under these insurance plans and to any vested benefits under the 401(k) plan and the Company’s stock incentive plans.

(g)         Withholding.  Any amounts payable under this Section 5 shall be subject to standard withholdings for taxes and social security and the like.

(h)         Payments to a Specified Employee.  If Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and

(i)         if amounts payable under this Section 5 are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)) and if all amounts payable under this Section 5 will not be paid on or before March 15th of the year immediately following the Termination Date, then the amounts payable during the six-month period immediately following the Termination Date shall equal the lesser of (A) the amount otherwise payable under this Section 5 for such six-month period or (B) two times the compensation limit in effect under IRC Section 401(a)(17) for the calendar year in which the Termination Date occurs, and any amounts that otherwise would have been payable under this Section 5 during such six-month period shall be paid on the first regular payroll date following the end of such six-month period; or

(ii)        if the Company reasonably determines that such termination is not an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), amounts that would otherwise have been paid during the six-month period immediately following the Termination Date (including any lump sum payments) shall be paid on the first regular payroll date immediately following the end of such six-month period.

(i)          IRC Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of IRC Section 409A, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under IRC Section 409A and the Treasury Regulations and Internal Revenue Service guidance thereunder.

(j)         Definitions.

(i)         “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by the Company in its sole discretion:

(A)  a material breach by Executive of (x) Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by the Company, or (y) the terms of Executive’s employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof;

(B)  the material breach by Executive of any duty referred to in clause (A) above as to which at least one written notice has been given pursuant to clause (A);

(C)  any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its affiliates;

(D)  the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude;

(E)  any intentional damage of a material nature to any property of the Company or any of its affiliates;

(F)  the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable determination of the Company, renders Executive unfit to serve as an employee of the Company; or

(G)  failure to perform Executive’s duties in a reasonably satisfactory manner where such failure has continued for 30 days following written notice thereof; provided, however, that this Section 5(j)(i)(G) shall cease to be of effect upon and after a Change in Control.

(ii)        “Change in Control” means the first to occur of the following:

(A)     any sale or transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of ATC, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of ATC;

(B)  any Person or Group is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of ATC then outstanding normally entitled to vote in elections of directors;

(C)  during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted ATC’s Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of ATC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of ATC’s Board of Directors then in office; or

(D)  a reorganization, merger or consolidation of ATC the consummation of which results in the outstanding securities of any class of ATC’s capital stock being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of ATC.

    (iii)   “Earned Benefits” means any (A) bonus that is payable to Executive under the IC Plan with respect to the calendar year preceding the Termination Year but that has not been paid prior to the Termination Date, (B) vacation time that has accrued as of the Termination Date, and (C) other entitlements to cash payments that have accrued as of the Termination Date.

(iv)  “IC Plan” means the Company’s annual incentive compensation plan or similar plan instituted in place of the incentive compensation plan.

(v)       “IRC” means the Internal Revenue Code.

(vi)  “Person” and “Group” have the meanings used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not such sections apply to the transaction in question.

(vii)     “Pro Forma Bonus” means (A) the greater of (x) Executive’s bonus under the IC Plan for the Termination Year based on the Company’s projected performance for the Termination Year, such projection to be determined by annualizing the performance for those months of the Termination Year that are completed prior to the Termination Date, or (y) Executive’s target bonus under the IC Plan for the Termination Year, multiplied by (B) a fraction (x) the numerator of which is the number of days that have elapsed in the Termination Year through the Termination Date and (y) the denominator of which is 365.

(viii)    “Termination Year” means the calendar year in which the Termination Date occurs.

6.         Excise Tax Gross-Up Payment.  If Executive’s employment is terminated by the Company without Cause within 18 months after a Change in Control and Executive becomes subject to the excise tax imposed by IRC Section 4999 (the “Parachute Excise Tax”) with respect to any amounts paid or payable to Executive under this Agreement, then the Company and Executive agree that:

(a)         If the aggregate of all “parachute payments” (as such term is used under IRC Section 280G) does not exceed 320% of the “base amount” (as such term is used under IRC Section 280G), then the parachute payment shall be reduced to 299.99% of such  base amount;

(b)         If the aggregate of all parachute payments exceeds 320% of the base amount, then the Company shall pay to Executive a tax gross-up payment so that after payment by or on behalf of Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Executive by the Company, Executive retains on an after-tax basis an amount equal to the amount that Executive would have retained if Executive had not been subject to the Parachute Excise Tax;

(c)         The computation of the excess parachute payment in accordance with IRC Section 280G shall be done by a nationally recognized and reputable independent accounting or valuation firm selected and paid for by the Company.

(d)         Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any tax gross-up payments.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

    (i)         give the Company any information reasonably requested by the Company relating to such claim,

(ii)        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)       cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)       permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a gross-up payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)         If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 6, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Section 6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 6, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of gross-up payment required to be paid.

7.         Proprietary Information Obligations.  Prior to and/or during the term of employment under this Agreement, Executive has had and/or will have access to and has become and/or will become acquainted with the confidential and proprietary information of the Business (as defined in Section 9) and the Company and its affiliates and customers, including but not limited to confidential and proprietary information or plans regarding customer relationships; personnel; sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Executive shall not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement, or at any time thereafter, except as required in the course of employment hereunder or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the Business or the Company or its affiliates, whether prepared by Executive or otherwise coming into Executive’s possession prior to or during the term of this Agreement, shall remain the exclusive property of the Company or such affiliate or customer and shall not be removed from the premises of the Company or its affiliate under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned upon any termination of Executive’s employment and no copies thereof shall be kept by Executive.

8.         Noninterference.  While employed by the Company and for a period of 36 months thereafter, Executive shall not, without the prior written consent of the Company, interfere with the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing or assisting any person who is then employed by the Company to terminate such employment in order to become an employee, consultant or independent contractor to or for any employer other than the Company.

9.         Noncompetition.  Executive agrees that during the term of this Agreement and for a period of 24 months after the termination hereof, Executive will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, be connected with, or have an interest in (as an employee (whether full-time, part-time or temporary), consultant, officer, director, partner, stockholder, joint venturer, promoter or lender), any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is either (a) similar to the Business (or any portion thereof) and would benefit from the disclosure of the Company’s trade secrets or (b) in competition with the Business (or any portion thereof) in any of the 50 states in the United States of America; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Without limiting the generality of the foregoing, a business will be deemed to be in competition with the Business at a given point in time if any of the customers of such business were customers of the Business at any time during the 18 months preceding the time in question.  As used herein, “Business” means the Company’s businesses of remanufacturing and distributing drive train and electronic products used in the repair of vehicles, and providing value-added warehouse, distribution and order fulfillment services, return material reclamation and disposition services, and electronic equipment testing and refurbishment and repair services.

10.         Remedies.  Executive acknowledges that a breach or threatened breach by Executive of any the provisions of Sections 7, 8 or 9 will result in the Business and the Company and its affiliates suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

11.         Miscellaneous.

(a)         Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by telecopy, if a copy is sent by mail or overnight delivery), (ii) the business day following being sent through an overnight delivery service, or (iii) the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

ATC Technology Corporation
1400 Opus Place, Suite 600
Downers Grove, IL 6015
Attention: General Counsel
Facsimile: (630) 663-8221

To Executive:

Todd R. Peters
12570 Buno Road
Milford, Michigan 48380

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)         Severability.  The provisions of this Agreement are severable and, if any court of competent jurisdiction determines that any provision contained in this Agreement shall, for any reason, be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be reformed and construed so that such invalid or illegal or unenforceable provision would be valid, legal and enforceable to the maximum extent possible.

(c)         Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written and contemporaneous oral understandings and agreements with respect to the subject matter hereof, including, without limitation, that certain Executive Employment Agreement dated as of March 9, 2004 between ATC and Executive, which shall be of no further force and effect as of the date of this Agreement.

(d)         Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)         Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may neither delegate any of Executive’s duties hereunder nor assign any of Executive’s rights hereunder without the prior written consent of the Company.

(f)         Attorney’s Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney’s fees, as well as costs and disbursements, in addition to any other relief to which such party may be entitled.

(g)         Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, and in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by a party of any breach of this Agreement shall be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent breach.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h)         Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Illinois.  The parties to this Agreement hereby irrevocably consent to the exclusive venue and jurisdiction of the state and federal courts sitting in the State of Illinois for any matter or controversy concerning either the existence or enforcement of this Agreement and hereby waive any contention that Illinois is an improper or inconvenient forum.

(i)         Construction.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE: /s/ Todd R. Peters
Todd R. Peters

ATC TECHNOLOGY CORPORATION
By:	/s/ Joseph Salamunovich
Joseph Salamunovich Vice President

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE is entered into by the undersigned (“Employee”) as of the date appearing next to Employee’s signature hereto.  Employee agrees as follows:

1.         Termination of Employment.  Employee’s employment with ATC Technology Corporation and/or one of its subsidiaries (ATC and its subsidiaries being referred to collectively as the “Company”) is being terminated and the Company will provide Employee with certain benefits upon the termination of employment provided that, among other things, Employee executes and delivers this General Release.

2.         General Release.  Employee hereby

(a)         releases and discharges the Company and its officers, directors, employees, benefit plan administrators and trustees, and agents (collectively, the “Released Parties”) from any and all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that Employee may have or claim to have against any of the Released Parties relating to, or arising out of, Employee’s employment with the Company or the termination thereof, and

(b)         covenants not to initiate or participate in (except pursuant to a lawful subpoena) any lawsuit or other legal proceeding asserting any such claims, liabilities, demands or causes of action.

This General Release shall be broadly construed to include, but not be limited to, all claims under any federal, state, or local laws, statutes, regulations, or ordinances (including those prohibiting employment discrimination, such as the federal Age Discrimination in Employment Act), and all claims in contract or tort including, but not limited to, claims for breach of contract, negligence, defamation, and wrongful or retaliatory discharge.  This General Release does not include any claim Employee may have based upon facts occurring after the date that Employee executes this General Release.

3.         Knowing and Voluntary.  Employee acknowledges and agrees that: (a) Employee has read and understands this General Release in its entirety; (b) Employee has been advised in writing to consult with an attorney concerning this General Release before signing it; (c) Employee has 21 calendar days after receipt of this General Release to consider its terms before signing it; (d) Employee has the right to revoke this General Release in full within seven calendar days of signing it and that none of the terms and provisions of this General Release shall become effective or be enforceable until such revocation period has expired; (e) nothing contained in this General Release waives any claim that may arise after the date of its execution; and (f) Employee is executing this General Release knowingly and voluntarily, without duress or reservation of any kind, and after giving the matter full and careful consideration.

IN WITNESS WHEREOF, the undersigned has executed this General Release as of the date set forth below.

Executed: ________________, 20__	EMPLOYEE:
[NAME]